EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Blonder Tongue Laboratories, Inc. and Subsidiaries on Form S-8 (File Nos. 333-126064, 333-150755, 333-174303, 333-196370 and 333-213318) of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

April 2, 2018